This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 29, 2006
PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 5, 2002

$500,000,000

Potash Corporation of Saskatchewan Inc.

     % Notes Due December 1, 2036

We will pay interest on the notes each December 1 and June 1. The first interest payment will be made on June 1, 2007. Unless we redeem the notes earlier, the notes will mature on December 1, 2036.

We may redeem the notes at any time at the redemption price described under “Description of the Notes — Optional Redemption” beginning on page S-5 of this prospectus supplement. Upon the occurrence of both (1) a change of control and (2) a downgrade of the notes below an investment grade rating by each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services within a specified period, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. There is no sinking fund for the notes. The notes will rank equally in right of payment with all our other senior, unsecured debt obligations.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-2.

		Underwriting	Proceeds to
	Price to	Discounts and	Potash
	Public(1)	Commissions	Corporation(1)

Per note	%	%	%
Total	$	$	$

(1)	Plus accrued interest, if any, from , 2006.

Delivery of the notes, in book-entry form only, will be made on or about          , 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse
RBC Capital Markets
Scotia Capital
BMO Capital Markets
Banc of America Securities LLC
HSBC
Lazard Capital Markets
Rabo Securities USA, Inc.
SOCIETE GENERALE

The date of this prospectus supplement is          , 2006

Where You Can Find More Information	S-1
Incorporation of Certain Documents by Reference	S-1
Presentation of Financial Information	S-1
Risk Factors	S-2
Use of Proceeds	S-3
Ratio of Earnings to Fixed Charges	S-3
Capitalization	S-4
Description of the Notes	S-5
United States Federal Income Tax Considerations	S-10
Canadian Federal Income Tax Considerations	S-12
Underwriting	S-14
Legal Matters	S-15
Experts	S-16

PROSPECTUS
About This Prospectus	2
Where You Can Find More Information	3
Incorporation of Certain Documents by Reference	3
Presentation of Financial Information	3
Forward-Looking Statements	4
Potash Corporation of Saskatchewan Inc.	5
Ratio of Earnings to Fixed Charges	5
Use of Proceeds	5
Legal Ownership of Debt Securities	5
Description of Debt Securities	8
Income Tax Considerations	19
Plan of Distribution	19
Legal Matters	20
Experts	20
Enforceability of Civil Liabilities Under U.S. Federal Securities Laws	20

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

We are not making an offer of these securities in any state where the offer is not permitted. These securities will not be offered or sold in Canada or to any individual or company in Canada in contravention of the securities laws of Canada or any province or territory thereof. Each underwriter has agreed that it will not distribute any material related to these securities in Canada in contravention of the securities laws of Canada or any province or territory thereof.

i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any of the information on file with the Commission at the Commission’s Public Reference Room, 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. In addition, the Commission maintains an Internet site at http://www.sec.gov that contains reports, information statements and other information regarding issuers that file as we do electronically with the Commission.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to incorporate by reference information contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents already on file with the Commission that contain that information. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. The following documents, which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, or the Exchange Act, are incorporated by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005; and

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006, June 30, 2006 and September 30, 2006.

In addition, until we sell all of the notes covered by this prospectus supplement or otherwise terminate the offering of the notes, we also incorporate by reference in this prospectus supplement and the accompanying prospectus all documents that we file with the Commission in the future pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The information contained in these future filings will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference to any previously filed document.

You may request copies of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, at no cost, by writing or telephoning us at Potash Corporation of Saskatchewan Inc., 122 — 1st Avenue South, Suite 500, Saskatoon, Saskatchewan, Canada S7K 7G3, telephone: (306) 933-8500.

PRESENTATION OF FINANCIAL INFORMATION

We present our financial statements in U.S. dollars and in accordance with accounting principles generally accepted in Canada, or Canadian GAAP. For a discussion of certain significant differences between Canadian GAAP and accounting principles generally accepted in the United States, or U.S. GAAP, as they relate to us, we refer you to Note 33 to our audited financial statements as of and for the fiscal year ended December 31, 2005, which are incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

All references to “$” and “dollars” in this prospectus supplement and the accompanying prospectus are to United States dollars and, except where noted, all financial information is presented in accordance with Canadian GAAP.

RISK FACTORS

You should carefully consider the risks and uncertainties described below as well as any cautionary language or other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, before purchasing the notes. The risks described therein or set forth below are those that we consider to be the most significant to your decision whether to invest in the notes. If any of the events described therein or set forth below occurs, our business, financial condition or results of operations could be materially harmed.

The notes are unsecured and are subordinated to all of our existing and future secured indebtedness.

The notes are unsecured and effectively subordinated in right of payment to all of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness. The indenture for the notes does not restrict our ability to incur additional indebtedness, including secured indebtedness generally, which would have a prior claim on the assets securing that indebtedness. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, our assets that serve as collateral for any secured indebtedness would be made available to satisfy the obligations to our secured creditors before any payments are made on the notes. See “Description of Debt Securities — General” in the accompanying prospectus.

The notes are effectively subordinated to all liabilities of our subsidiaries.

None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Accordingly, our right to receive assets from any of our subsidiaries upon its bankruptcy, liquidation or reorganization, and the right of holders of the notes to participate in those assets, is effectively subordinated to claims of that subsidiary’s creditors, including trade creditors.

We have made only limited covenants in the indenture for the notes.

The indenture for the notes does not:

•	establish a sinking fund for the notes;

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we incur operating losses;

•	limit our subsidiaries’ ability to incur secured indebtedness generally or indebtedness that would effectively rank senior to the notes;

•	limit our ability to incur any indebtedness, including secured indebtedness generally or any indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	restrict our ability generally to pledge our assets or those of our subsidiaries; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common shares or other securities ranking junior to the notes.

The notes have no prior public market and we cannot assure you that any public market will develop or be sustained after the offering.

Although the notes generally may be resold or otherwise transferred by holders who are not our affiliates, the notes will constitute a new issue of securities without an established trading market. We have been advised that one or more of the underwriters intends to make a secondary market for the notes, but they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. There can be no assurance that a market for the notes will develop or, if it does develop, that it will continue. If an active public market does not develop, the market price and liquidity of the notes may be adversely affected. Furthermore, we do not intend to apply for listing of the notes on any securities exchange or automated quotation system.

USE OF PROCEEDS

We estimate the net proceeds from the sale of the notes to be approximately $495.4 million after deducting underwriting discounts and commissions and expenses of the offering. We intend to use a portion of the net proceeds to repay our outstanding 7.125% notes when they mature on June 15, 2007 and, in the interim, to repay outstanding commercial paper with maturities of less than one year bearing interest at an average rate of 5.5%. We intend to use the balance of the net proceeds for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges computed using amounts reported under Canadian GAAP and U.S. GAAP for the periods indicated below. Earnings for this purpose have been calculated by adding income taxes, fixed charges and distributed income of equity investees to net income, and deducting interest capitalized and income from equity investees. Fixed charges for this purpose consist of the total of interest expensed and capitalized, amortization of capitalized expenses related to indebtedness and an estimate of the interest within rental expense.

	Nine Months
	Ended
	September 30,	Year Ended December 31,
	2006	2005	2004	2003		2002	2001

Canadian GAAP:	4.73	6.17	4.06	—	(1)	1.72	2.80
U.S. GAAP:	4.79	6.22	4.15	—	(2)	1.83	2.41

(1)	Earnings were inadequate to cover fixed charges by $156.8 million for the year ended December 31, 2003.

(2)	Earnings were inadequate to cover fixed charges by $83.7 million for the year ended December 31, 2003.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization (including short-term debt) as of September 30, 2006 on an actual basis and on an as adjusted basis to give effect to the sale of the notes and the application of the net proceeds from the sale of the notes. We refer you to “Use of Proceeds.” You should read the information in this table in conjunction with the detailed information and financial statements appearing in documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of
	September 30,
	2006
		As
	Actual	Adjusted
	(In millions)

Cash and cash equivalents	$191.4	$256.8

Short-term debt	$530.0	$100.0

Long-term debt:
Notes offered hereby	—	500.0
4.875% notes due March 1, 2013	250.0	250.0
7.75% notes due May 31, 2011	600.0	600.0
7.125% notes due June 15, 2007	400.0	400.0
Other	7.8	7.8

Total long-term debt (including current portion of long-term debt)	1,257.8	1,757.8

Total debt	1,787.8	1,857.8

Shareholders’ equity:
Common shares (unlimited authorization of common shares without par value; issued and outstanding 103,997,569 shares)	1,397.8	1,397.8
Contributed surplus	61.0	61.0
Retained earnings	1,116.2	1,116.2

Total shareholders’ equity	2,575.0	2,575.0

Total capitalization	$4,362.8	$4,432.8

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes offered by this prospectus supplement adds information to the description of the general terms and provisions of debt securities under the heading “Description of Debt Securities” beginning on page 8 of the accompanying prospectus.

General

We will issue the notes in the aggregate principal amount of $500,000,000 pursuant to an indenture dated as of February 27, 2003 between us and The Bank of Nova Scotia Trust Company of New York, the trustee for the notes. The notes will mature on December 1, 2036. We will issue the notes only in book-entry form, in denominations of $1,000 and integral multiples of $1,000.

The notes will bear interest at the annual rate shown on the cover of this prospectus supplement and will accrue interest from          , 2006 or from the most recent date to which interest has been paid (or provided for) to but not including the next date upon which interest is required to be paid.

Commencing June 1, 2007, interest will be payable twice a year, on June 1 and December 1, to the person in whose name a note is registered at the close of business on the May 15 or November 15 that precedes the date on which interest will be paid. Interest on the notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

As contemplated by the last paragraph under “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” beginning on page 17 of the accompanying prospectus, the satisfaction of certain conditions will permit us to omit to comply with some or all of our obligations, covenants and agreements under the indenture with respect to the notes. In addition, we may omit to comply with certain covenants through covenant defeasance. We refer you to the information under “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus for more information on how we may do this.

Except as described in this prospectus supplement or the accompanying prospectus, the indenture for the notes does not contain any covenants or other provisions designed to protect holders of the notes against a reduction in our creditworthiness in the event of a highly leveraged transaction or that would prohibit other transactions that might adversely affect holders of the notes, including through the incurrence of additional indebtedness.

Reopening of the Notes

We are initially offering the notes in the aggregate principal amount of $500,000,000. We may from time to time, without the consent of the holders of the notes, create and issue further notes having the same terms and conditions in all respects as the notes being offered hereby, except for the issue date, the issue price and the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the notes being offered hereby.

Optional Redemption

The notes will be redeemable, in whole or in part, at our option at any time and from time to time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed, and

•	the sum of the present values of the Remaining Scheduled Payments discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus basis points, together with, in each case, accrued interest on the principal amount of the notes to be redeemed to the date of redemption.

In connection with such optional redemption, the following defined terms apply:

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the second business day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding that redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker for the notes obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us to act as the “Independent Investment Banker.”

“Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC and its successors and two other nationally recognized investment banking firms each of which is a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) specified from time to time by us; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if that redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. On and after any redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption. On or before any redemption date, we shall deposit with the trustee or with a paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee at our direction by such method as we and the trustee shall deem fair and appropriate. The redemption price shall be calculated by the Independent Investment Banker and we, the trustee and any paying agent for the notes shall be entitled to rely on such calculation.

Change of Control

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes as described above, we will be required to make an offer to repurchase all, or any part, (equal to $1,000 or an integral multiple thereof) of each holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will be required to promptly mail to each holder who properly tendered notes, the purchase price for such notes and the trustee will be required to promptly authenticate and mail (or cause to be transferred by book entry) to each such holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple thereof.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means the rating on the notes is changed from an Investment Grade Rating to below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any Person other than us or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger, amalgamation, arrangement or consolidation) the result of which is that any Person becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of our voting stock normally entitled to vote in elections of directors; or (3) the first day on which a majority of the members of our Board of Directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of this prospectus supplement; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of its Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

The failure by us to comply with the obligations described under “— Description of the Notes — Change of Control” will constitute an event of default with respect to the notes.

Book-Entry System

We will issue the notes in the form of one or more fully registered global securities. The Depository Trust Company, or DTC, New York, NY, will act as securities depository for the notes. The notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered note certificate will be issued for the notes, in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instrument from over 100 countries that DTC’s participants, or direct participants, deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn, is owned by a number of direct participants of DTC and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing

Corporation (NSCC, FICC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations, or indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC has Standard & Poor’s highest rating: AAA. The DTC Rules applicable to its participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note, the beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the notes, such as redemptions, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners, in the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds, distributions and dividend payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from the issuer or the agent on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the agent, or the issuer, subject to any statutory or regulatory requirements as may be in effect from time to time.

Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or the agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

A beneficial owner shall give notice to elect to have its notes purchased or tendered, through its participant, to the agent, and shall effect delivery of such notes by causing the direct participant to transfer the participant’s interest in the notes, on DTC’s records, to the agent. The requirement for physical delivery of notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered notes to the agent’s DTC account.

DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to the issuer or the agent. Under such circumstances, in the event that a successor depository is not obtained, note certificates are required to be printed and delivered.

The issuer may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the issuer believes to be reliable, but the issuer takes no responsibility for the accuracy thereof.

Concerning the Trustee

The Bank of Nova Scotia Trust Company of New York, the trustee for the notes, is an affiliate of Scotia Capital (USA) Inc., one of the underwriters for the notes.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Kaye Scholer LLP, our United States tax counsel, has advised that the following is a fair summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of a note by an initial purchaser thereof that is, for U.S. federal income tax purposes, a U.S. holder. You are a U.S. holder if you are:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) if the trust has validly made an election to be treated as a U.S. person under the applicable U.S. Treasury regulations.

If you are a prospective purchaser of the notes who is not a U.S. holder, you should consult your own tax advisor concerning the possible application of U.S. federal income tax law, as well as the laws of any state, local or foreign taxing jurisdiction, to your particular situation.

This summary only applies to you if you are a U.S. holder holding notes as a “capital asset” (generally property held for investment) under Section 1221 of the U.S. Internal Revenue Code of 1986, as amended, or the Code.

This summary is based on the Code, the U.S. Treasury regulations, published rulings of the U.S. Internal Revenue Service, or the IRS, and court decisions all in effect on the date hereof, some or all of which are subject to change (possibly with retroactive effect) and differing interpretations. This summary is intended for general information only and does not discuss all of the tax consequences that may be relevant to you if you are subject to special tax rules, such as those applicable to banks, tax-exempt organizations, insurance companies, dealers in securities or foreign currency, or persons holding notes that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction and holders of 10% or more of our voting shares. This summary should not be construed as tax advice to any holder of the notes. You should consult your own tax advisor concerning the application of U.S. federal income tax law, as well as the laws of any state, local or foreign taxing jurisdiction, to your particular situation. We also refer you to “Canadian Federal Income Tax Considerations.”

Taxation of Interest.  If you are a U.S. holder, interest on a note generally will be taxable to you as ordinary income at the time received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes. Subject to applicable limitations under the Code and the Treasury regulations and subject to the discussion below, any Canadian withholding tax imposed on interest payments in respect of the notes will be treated as a foreign income tax eligible for credit against your U.S. federal income tax liability (or, at your election, may be deducted in computing your taxable income). For taxable years beginning on or before December 31, 2006, interest paid by us on the notes will generally constitute income to you from sources outside the United States and, with certain exceptions, will be “passive” or possibly “financial services” income, or, if Canadian withholding tax is imposed on the interest payments at the rate of 5% or higher, “high withholding tax interest” for U.S. foreign tax credit purposes. For taxable years beginning after December 31, 2006, such interest will generally constitute “passive category” or “general category” income. Under the Code, foreign tax credits will not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in securities. The rules regarding U.S. foreign tax credits are very complex, and accordingly, you should consult your own tax advisor concerning the implications of U.S. foreign tax credit rules in light of your particular circumstances.

If you are a U.S. partnership or trust that is taxed as a pass-through entity for U.S. federal income tax purposes, interest received by you will not be subject to U.S. taxation at the partnership or trust level but a partner or beneficiary, as the case may be, who is a U.S. person will be subject to taxation on its pro rata portion of such interest.

Under current U.S. federal income tax law, if you are not a U.S. holder, the interest payments that you receive on the notes generally will not be subject to U.S. federal income tax, including withholding tax. However, you may be required to satisfy certain certification requirements of the IRS to establish that you are not a U.S. person.

If you are not a U.S. holder, provided you meet certain certification requirements, you will only be subject to U.S. federal income taxes on any interest payments you receive, inter alia, if:

•	you are an insurance company carrying on a U.S. insurance business, within the meaning of the Code; or

•	you have an office or other fixed place of business in the United States that receives the interest and you (i) earn the interest in the course of operating a banking, financing or similar business in the United States or (ii) are a corporation the principal business of which is trading in stock or securities for its own account, subject to certain other conditions.

Sale or Other Taxable Disposition of the Notes.  If you are a U.S. holder, upon the sale, exchange or redemption of a note, you will recognize a gain or loss, if any, equal to the difference between the amount realized on such sale, exchange or redemption (other than amounts received that are attributable to accrued but unpaid interest, which amounts shall be taxable as ordinary income to the extent not previously included in your gross income) and your adjusted tax basis in the note. Assuming you held the note as a capital asset, such gain or loss generally will constitute capital gain or loss, and will be long-term capital gain or loss if you held the note for more than one year. If you are a non-corporate U.S. holder (including an individual) you may qualify for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deduction of capital losses is subject to limitations under the Code. If you are a U.S. holder, any gain realized by you on a sale or other disposition of the notes generally will be treated as U.S. source income for U.S. foreign tax credit purposes.

If you are not a U.S. holder, any gain you realize on a sale or exchange of the notes generally will be exempt from U.S. federal income tax, including withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a tax home in the United States.

Backup Withholding.  In general, if you are a U.S. holder, information reporting requirements will apply to interest and to the proceeds received on the disposition of the notes paid within the United States (and in certain cases, outside the United States) to you, unless you are an exempt recipient (such as a corporation). A backup withholding tax (currently imposed at a rate of 28%) may apply to such amounts if you (i) fail to establish properly that you are entitled to an exemption, (ii) fail to timely furnish or certify a correct taxpayer identification number to the payer in the manner required, (iii) are notified by the IRS that you have failed to report payments of interest or dividends properly, or (iv) under certain circumstances, fail to certify that you have been notified by the IRS that you are subject to backup withholding for failure to report interest or dividend payments. The amount of any backup withholding will be generally allowed as a credit against your U.S. federal income tax liability.

If you are not a U.S. holder, in order to avoid information reporting and backup withholding tax requirements you will have to comply with certification procedures to establish that you are not a U.S. person.

The preceding discussion is only a summary of certain of the tax implications of an investment in notes. Prospective investors are urged to consult with their own tax advisors prior to investing to determine the tax implications of such investment in light of each such investor’s particular circumstances.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

Davies Ward Phillips & Vineberg LLP, our Canadian tax counsel, has advised that the following is a fair summary of the principal Canadian federal income tax consequences under the Income Tax Act (Canada) and the regulations thereunder (which we refer to in this section as the “Act” and the “Regulations”, respectively) in effect at the date hereof generally applicable to a holder of the notes who:

•	acquires the notes pursuant to this prospectus supplement;

•	holds the notes as capital property (in general the notes will be considered to be capital property to a holder of notes unless the holder holds the notes as inventory in the course of carrying on a business, or the holder acquired the notes in a transaction or transactions considered to be an adventure or concern in the nature of trade);

•	deals at arm’s length with us for purposes of the Act at all times (under the Act, related persons are deemed not to deal at arm’s length with each other, and it is a question of fact whether persons not related to each other deal at arm’s length);

•	is neither resident nor deemed to be resident in Canada for purposes of the Act, the Regulations and any applicable tax treaty at any time; and

•	does not ever use or hold and is not deemed ever to use or hold the notes in connection with a trade or business that the holder carries on, or is deemed to carry on, in Canada at any time.

Special rules which are not discussed in this summary may apply to a non-resident holder that is an insurer or a bank carrying on business in Canada and elsewhere. This summary is based on the current provisions of the Act and the Regulations, all specific proposals to amend the Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (which we refer to in this section as the “Proposals”) and our Canadian tax counsel’s understanding of the current published administrative practices and policies of the Canada Revenue Agency. This summary assumes that the Act and the Regulations will be amended in accordance with the Proposals as so announced although we cannot assure you that this will occur.

This summary does not otherwise take into account or anticipate any changes in law or practice, whether by judicial, governmental or legislative decision or action, nor does it take into account tax legislation of any province, territory or foreign jurisdiction. The provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from federal income tax legislation.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder, and no representations with respect to the income tax consequences to any particular holder are made. Accordingly, you should consult your own tax advisor for advice with respect to the tax consequences to you of acquiring, holding and disposing of notes, including the application and effect of the income and other tax laws of any country, province, state or local tax authority.

Taxation of Interest and Dispositions

Based on our Canadian tax counsel’s understanding of the current administrative practices of the Canada Revenue Agency, interest paid or credited, or which is deemed to be paid or credited for purposes of the Act, on a note to a non-resident of Canada will not be subject to Canadian withholding tax. A holder who is a non-resident of Canada will not be subject to tax under the Act in respect of any capital gain realized by such holder on a disposition of a note, including a disposition as the result of an optional redemption of a note by us.

The discussion in this section “Canadian Federal Income Tax Considerations” is a summary of certain material Canadian federal income tax considerations for a holder of notes and does not purport to deal with all aspects of Canadian income taxation. For example, the foregoing is not intended to provide any commentary on the income tax consequences and implications to a holder of notes following (a) any of the events or arrangements summarized under “Description of Securities — Discharge, Defeasance and Covenant Defeasance” beginning on page 17 of the accompanying prospectus; (b) a successor entity assuming the payments under the notes as summarized under “Description of Securities — Merger, Consolidation or Sale” beginning on page 11 of the accompanying prospectus; or (c) assumption of obligations under the notes by any other party. Accordingly, no opinion is expressed as to the applicability of any withholding tax to or the income tax treatment of any payments (including proceeds of disposing of the notes) that may be received by holders of the notes following the events or arrangements described under (a), (b) or (c) above.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated          , 2006, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC is acting as representative, the following respective principal amounts of the notes:

Principal
Underwriter	Amount

Credit Suisse Securities (USA) LLC	$250,000,000
RBC Capital Markets Corporation	75,000,000
Scotia Capital (USA) Inc.	75,000,000
BMO Capital Markets Corp.	50,000,000
Banc of America Securities LLC	10,000,000
HSBC Securities (USA) Inc.	10,000,000
Lazard Capital Markets LLC	10,000,000
Rabo Securities USA, Inc.	10,000,000
SG America Securities, LLC	10,000,000
Total	$500,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of     % of the principal amount per note. The underwriters and selling group members may allow a discount of     % of the principal amount per note on sales to other brokers/dealers. After the initial public offering, the underwriters may change the public offering price and concession and discount to broker/dealers.

We estimate that our out-of-pocket expenses for this offering will be approximately $275,000.

The notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

Each underwriter has agreed that it will not offer or sell, directly or indirectly, any of the notes in any jurisdiction where such offer or sale is not permitted. Each underwriter has also agreed that it will not offer or sell, directly or indirectly, any of the notes in Canada or to any individual or company in Canada in contravention of the securities laws of Canada or any province or territory thereof. In addition, each underwriter has agreed that it will not distribute any material related to the notes in Canada in contravention of the securities laws of Canada or any province or territory thereof.

We have agreed to indemnify the several underwriters against liabilities under the Securities Act of 1933 or contribute to payments that the underwriters may be required to make in that respect.

In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates. The Bank of Nova Scotia Trust Company of New York, the trustee for the notes, is an affiliate of Scotia Capital (USA) Inc., one of the underwriters for the notes. The Bank of Nova Scotia is the administrative agent and a lender under our term credit agreement and is an affiliate of Scotia Capital

(USA) Inc., one of the underwriters for the notes. Royal Bank of Canada is the syndication agent and a lender under our term credit agreement and is an affiliate of RBC Capital Markets Corporation, one of the underwriters for the notes. Credit Suisse, Bank of Montreal, Bank of America, N.A., HSBC Bank Canada, Societe Generale and Rabobank Nederland are lenders under our term credit agreement and are affiliates of Credit Suisse Securities (USA) LLC, BMO Capital Markets Corp., Banc of America Securities LLC, HSBC Securities (USA) Inc., SG America Securities, LLC, and Rabo Securities USA, Inc., respectively, which are underwriters for the notes.

Lazard Capital Markets LLC, or Lazard Capital Markets, has entered into an agreement with Mitsubishi UFJ Securities (USA), Inc., or MUS(USA), pursuant to which MUS(USA) provides certain advisory and/or other services to Lazard Capital Markets, including in respect of this offering. In return for the provision of such services by MUS(USA) to Lazard Capital Markets, Lazard Capital Markets will pay to MUS(USA) a mutually agreed upon fee. Bank of Tokyo-Mitsubishi UFJ, an affiliate of MUS(USA), is a lender under our term credit agreement.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of notes the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Credit Suisse Securities (USA) LLC will make the notes available for distribution on the Internet through a proprietary web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between Credit Suisse Securities (USA) LLC and its customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation through Credit Suisse Securities (USA) LLC based on transactions conducted through the system. Credit Suisse Securities (USA) LLC will make the notes available to its customers through the Internet distributions, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.

LEGAL MATTERS

Certain matters involving the laws of the United States will be passed upon for us by Jones Day, our United States counsel, and certain matters involving the laws of Canada will be passed upon for us by Stikeman Elliott LLP, our Canadian counsel. Certain matters involving the tax laws of the United States will be passed upon for us by Kaye Scholer LLP, our United States tax counsel, and certain matters involving the tax laws of Canada will be passed upon for us by Davies Ward Phillips & Vineberg LLP, our

Canadian tax counsel. Certain matters involving the laws of the United States will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

The financial statements as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their reports, (which reports (1) expressed an unqualified opinion on the financial statements and the related financial statement schedule and include a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences referring to changes in accounting principles; (2) expressed an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting; and (3) expressed an unqualified opinion on the effectiveness of internal control over financial reporting) which are incorporated in this prospectus supplement by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

$1,000,000,000

Potash Corporation of Saskatchewan Inc.

Debt Securities

      We may offer debt securities from time to time and in one or more series through this prospectus. We will receive an aggregate amount of up to $1,000,000,000 (or its equivalent in foreign currencies, currency units or composite currencies) from the sales of these securities.

      We will provide the specific terms of the debt securities we offer in one or more supplements to this prospectus. You should read this prospectus and any related prospectus supplement carefully before you invest. Our debt securities may be denominated in U.S. dollars or in any other currency, currency units or composite currencies as we may designate.

      We may offer these debt securities through underwriters, agents or dealers or directly to institutional purchasers. The accompanying prospectus supplement will set forth names of any underwriters or agents and any applicable commissions or discounts. The prospectus supplement will also set forth the proceeds we will receive from any sale of debt securities.

      Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 5, 2002.

      We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. The securities described in this prospectus will not be offered or sold to a resident of Canada in contravention of the securities laws of Canada or any province or territory thereof.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a “shelf” registration process. Under this shelf process, we may sell any combination of the debt securities described in this prospectus in one or more offerings up to an aggregate offering price of $1,000,000,000 (or its equivalent in foreign currencies, currency units or composite currencies).

      This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide one or more prospectus supplements, attached to the front of this prospectus, that will contain specific information about the terms of that offering. Those terms may vary from the terms described in this prospectus. As a result, the summary descriptions of the debt securities in this prospectus are subject to, and qualified by reference to, the descriptions of the particular terms of any debt securities contained in any related prospectus supplements. The prospectus supplements may also add, update or change other information contained in this prospectus. Before you invest in a particular issue of debt securities, you should read both this prospectus and any related prospectus supplements carefully, together with the additional information described under the heading “Where You Can Find More Information.”

      You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of the relevant document.

      This prospectus does not include all of the information contained in the registration statement of which it is a part. We refer you to the registration statement and the related exhibits for a more complete understanding of our debt securities and the shelf registration process.

      As used in this prospectus, unless the context requires otherwise, “we,” “us” or “our” means Potash Corporation of Saskatchewan Inc. in its capacity as issuer of debt securities.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports and other information with the Commission. You may read and copy any of the information on file with the Commission at the Commission’s Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. In addition, the Commission maintains an Internet site at http://www.sec.gov that contains reports, information statements and other information regarding issuers that file as we do electronically with the Commission.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Commission allows us to incorporate by reference information contained in documents filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. This prospectus incorporates by reference the following documents that we have previously filed with the Commission, which contain important information about us and our financial performance:

•	Annual Report on Form 10-K for the year ended December 31, 2001; and

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2002.

      In addition, until we sell all of the debt securities covered by this prospectus or otherwise terminate the offering of the debt securities, we also incorporate by reference in this prospectus all documents that we file with the Commission in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The information contained in these future filings will automatically update and supersede the information contained in this prospectus or incorporated by reference to any previously filed document.

      You may request copies of the documents incorporated by reference in this prospectus, at no cost, by writing or telephoning us at Potash Corporation of Saskatchewan Inc., Corporate Secretary, Suite 500, 122 – 1st Avenue South, Saskatoon, Saskatchewan, Canada S7K 7G3, telephone (306) 933-8500.

PRESENTATION OF FINANCIAL INFORMATION

      We present our financial statements in U.S. dollars and in accordance with accounting principles generally accepted in Canada, or Canadian GAAP. For a discussion of certain significant differences between Canadian GAAP and accounting principles generally accepted in the United States, or U.S. GAAP, as they relate to PCS, we refer you to the notes to our audited financial statements which are incorporated by reference into this prospectus.

      All references to “$” and “dollars” in this prospectus are to U.S. dollars and, except where noted, all financial information is presented in accordance with Canadian GAAP.

FORWARD-LOOKING STATEMENTS

      This prospectus, including the documents incorporated by reference, contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that relate to future events or our future financial performance. Statements containing words such as “could,” “expect,” “may,” “anticipate,” “believe,” “intend,” “estimate,” “plan” and similar expressions constitute forward-looking statements. We disclaim any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

      Forward-looking statements are subject to important risks, uncertainties and assumptions that are difficult to predict. The results or events predicted in forward-looking statements may differ materially from actual results or events. Some of the factors that could cause actual results or events to differ from current expectations include the following, some of which are described in greater detail in the documents that are incorporated by reference into this prospectus:

•	fluctuations in supply and demand for fertilizer, including fluctuations as a result of economic or political conditions in our markets, which can cause volatility in the prices of our fertilizer products;

•	changes in competitive pressures, including pricing pressures;

•	unexpected or adverse weather conditions, which can impact demand for fertilizer and timing of fertilizer sales during the year;

•	volatility in the price of natural gas, which is the primary raw material used for our nitrogen products, and risks associated with our continued ability to manage natural gas costs in the United States through hedging activities;

•	fluctuations in the prices of other raw materials, including sulfur, which is a primary input in our phosphate operations;

•	unexpected mining conditions, which could change our costs of production for potash and phosphates or cause changes in reserve estimates;

•	changes in capital markets and in currency and exchange rates;

•	the outcome of legal proceedings;

•	changes in government regulations, including environmental regulations, which could increase our costs of compliance and otherwise affect our business; and

•	acquisitions we may undertake in the future.

      We refer you to additional factors that may be described from time to time in documents incorporated by reference in this prospectus.

      We sell to a diverse group of customers both by geography and by end product. Market conditions will vary on a year-over-year basis, and sales can be expected to shift from one period to another.

      As a result of these factors, we cannot assure you that any of the events or results anticipated by forward-looking statements included or incorporated by reference in this prospectus will occur or, if they do, what impact they will have on our business or on our results of operations and financial condition.

POTASH CORPORATION OF SASKATCHEWAN INC.

      We are one of the world’s largest integrated fertilizer and related industrial and feed products companies with significant market share in each of the three primary nutrient products — potash, phosphate and nitrogen. We are the largest potash producer worldwide by capacity.

      We are organized under the laws of Canada. Our principal executive offices are located at 122 – 1st Avenue South, Suite 500, Saskatoon, Saskatchewan, Canada S7K 7G3, telephone: (306) 933-8500.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our consolidated ratios of earnings to fixed charges computed under Canadian GAAP for the periods indicated below. Earnings for this purpose have been calculated by adding income taxes and fixed charges to net income, and fixed charges for this purpose consist of the total of interest charges and a portion of rentals determined to be representative of the interest factor.

	Three months	Year ended December 31,
	ended
	March 31, 2002	2001	2000	1999		1998	1997

Ratio of earnings to fixed charges	1.86	2.90	3.70	—	(1)	4.83	4.30

(1)	Earnings were inadequate to cover fixed charges by $404.5 million for the year ended December 31, 1999.

USE OF PROCEEDS

      Except as otherwise provided in any accompanying prospectus supplement, the net proceeds from the sale of the debt securities described in this prospectus will be added to our funds to be used for general corporate purposes. Pending such application, such net proceeds may be invested in short-term marketable securities.

LEGAL OWNERSHIP OF DEBT SECURITIES

“Street Name” and Other Indirect Holders

      We generally will not recognize investors who hold debt securities in accounts at banks or brokers as legal holders of those debt securities. This is called holding in “street name.” Instead, we recognize only the bank or broker or the financial institution the bank or broker uses to hold the debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles payments and notices with respect to securities;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Registered Holders

      Our obligations, as well as the obligations of the trustee and any third parties employed by us or the trustee, run only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

      A global security is a special type of indirectly held security. If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners of the debt securities will be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities represented by the global security not be registered in the name of any other holder except in the special situations described below. The financial institution that acts as the sole registered holder of the global security is called the depositary. Any person wishing to own a debt security may do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement will indicate whether your series of debt securities will be issued only as global securities.

      Transfers of debt securities represented by the global security will be made only on the records of the depositary or its nominee by transferring such debt securities from the account of one broker, bank or financial institution to the account of another broker, bank or financial institution. These transfers are made electronically only and are also known as book-entry transfers. Securities in global form are sometimes also referred to as being in book-entry form.

      As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of debt securities and instead will deal only with the depositary that holds the global security.

      You should be aware that if debt securities are issued only in the form of a global security:

•	you cannot have debt securities registered in your own name;

•	you cannot receive physical certificates for your interest in the debt securities;

•	you will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities;

•	you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own securities in the form of physical certificates;

•	the depositary’s policies will govern payments, transfers, exchanges and other matters relating to your indirect interest in the global security. We and the trustee will have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also will not supervise the depositary in any way; and

•	the depositary will require that indirect interests in the global security be purchased or sold within its system using same-day funds for settlement.

      In a few special situations described below, the global security will terminate and the indirect interests in it will be exchanged for registered debt securities represented by physical certificates. After that exchange, the choice of whether to hold debt securities in registered form or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in debt securities transferred to your name, so that you will be a registered holder.

      Unless we specify otherwise in the prospectus supplement, the special situations for termination of a global security are:

•	when the depositary notifies us that it is unwilling or no longer qualified to continue as depositary and we do not or cannot appoint a successor depositary within 90 days; or

•	when we notify the trustee that we wish to terminate the global security.

      The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not us or the trustee) is responsible for deciding the names of the institutions that will be the initial registered holders.

The Term “Holder” as Used in this Prospectus and Elsewhere

      In the descriptions of the debt securities included in this prospectus and any prospectus supplement, when we refer to the “holder” of a given debt security as being entitled to certain rights or payments, or being permitted to take certain actions, we are in all cases referring to the registered holder of the debt security.

      While you would be the registered holder if you held a certificated security registered in your name, it is likely that the holder will actually be either the broker, bank or other financial institution where you have your street name account, or, in the case of a global security, the depositary. If you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a debt security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot exercise the option yourself by following the procedures described in the prospectus supplement. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the prospectus supplement relating to the debt security.

DESCRIPTION OF DEBT SECURITIES

      As required by U.S. federal securities law for all notes and bonds that are publicly offered in the United States, the debt securities offered pursuant to this prospectus are governed by a document called an indenture. The indenture is a contract between us, as issuer, and The Bank of Nova Scotia Trust Company of New York, as trustee. A form of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The indenture will be subject to and governed by the U.S. Trust Indenture Act of 1939, as amended. You should read the indenture for a more complete understanding of the provisions we describe. Please see “Where You Can Find More Information” for information on how to obtain a copy of the indenture.

      In the discussion that follows, we summarize particular provisions of the indenture. This discussion is not complete, and is qualified by reference to all the provisions of the indenture, including definitions of terms used in the indenture. For example, in this section we use defined terms that have been given special meaning in the indenture. We describe the meaning for only the more important terms. We also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement.

      We describe in this section the general terms that will apply to any debt securities that may be offered by us pursuant to this prospectus. At the time that we offer debt securities, we will describe in the related prospectus supplement the specific terms of the offered debt securities and the extent to which the general terms described in this section apply to those debt securities.

General

      Debt securities offered through this prospectus will be limited to an aggregate initial public offering price of $1,000,000,000 or the equivalent in one or more foreign currencies, currency units or composite currencies. The indenture provides that debt securities may be issued thereunder in an unlimited amount. The debt securities may be issued in one or more series, as established by us or as established in the indenture or in one or more indentures supplemental to the indenture. Not all securities of one series need be issued at the same time and, unless otherwise provided, any series may be reopened, without the consent of the holders of the securities of that series, for issuances of additional securities of that series. (Section 3.01)

      The debt securities described in this prospectus will be direct unsecured obligations of PCS and will rank equally and ratably without preference among themselves and at least equally with all of our other unsecured and unsubordinated indebtedness.

      The particular terms of each issue of debt securities, as well as any modifications or additions to the general terms of the indenture that may be applicable in the case of that issue of debt securities, will be described in the related prospectus supplement. This description will include, where applicable:

•	the title, aggregate principal amount and denominations of the debt securities;

•	the price, expressed as a percentage of the principal amount, at which the debt securities will be issued and, if other than the principal amount, the portion of the principal amount payable upon the acceleration of the maturity of the debt securities, or the method by which any such portion will be determined;

•	the date or dates on which the debt securities will mature;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest;

•	the date from which interest on the debt securities will accrue, the dates on which interest will be payable, the date on which payment of interest will commence, the record dates for interest payment dates, the persons to whom interest will be paid, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	the place or places where the principal of (and premium, if any) and interest on debt securities will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of the debt securities and the indenture may be served;

•	the terms and conditions on which we may, at our option, redeem the debt securities, in whole or in part, including the period or periods for redemption and price or prices at which the debt securities may be redeemed;

•	the terms and conditions on which we may be obligated to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a security holder;

•	if other than U.S. dollars, the currency or currencies in which the debt securities are denominated and payable, which may be another currency or units of two or more other currencies or a composite currency or currencies, and the terms and conditions relating to those currencies;

•	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which those amounts will be determined;

•	any additional restrictive covenants included for the benefit of holders of the debt securities;

•	any additional events of default provided with respect to the debt securities;

•	whether the debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary;

•	whether the debt securities will be issued in certificated or book-entry form;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus, or any modification of those provisions;

•	whether and under what circumstances we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in the place of making such payment; and

•	any other terms, conditions, rights and preferences of the debt securities. (Section 3.01)

      We may issue debt securities as original issue discount securities to be offered and sold at a substantial discount below their stated principal amounts. We will describe in the related prospectus supplement any special U.S. or Canadian federal income tax, accounting and other considerations that may apply to any such original issue discount securities.

      The prospectus supplement for each offering of debt securities may add to or change statements contained in this prospectus. Except as described in any prospectus supplement, the debt securities will not contain any provisions that would limit our ability to incur unsecured indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged transaction or that would prohibit other transactions that might adversely affect holders of the debt securities.

Form, Denomination, Registration or Transfer

      Unless otherwise specified in the applicable prospectus supplement, we will issue debt securities only in registered form.

      We may issue debt securities of a series in whole or in part in the form of one or more global securities. (Section 2.03)

      Unless otherwise specified in the applicable prospectus supplement, we will issue debt securities denominated in U.S. dollars in integral multiples of $1,000. (Section 3.02) We will specify the denomination of any series of debt securities denominated in a foreign or composite currency or currency units in the related prospectus supplement. If applicable, we will issue one or more global securities in a denomination or aggregate denominations equal to the aggregate principal amount of the outstanding debt securities of the series to be represented by such global security or securities.

      The trustee will act as our agent for registering debt securities in the names of holders and recording transfers of debt securities, although we may appoint another entity to perform this function. The entity performing this function is called the “security registrar.”

      You may transfer or exchange debt securities at the office of the security registrar. You will not be required to pay any service charge for any registration of transfer or exchange of debt securities, but you may be required to pay for any tax or other governmental charge associated with the transfer or exchange. You may have your debt securities, other than a global security, exchanged for more debt securities of smaller permitted denominations or for fewer debt securities of larger permitted denominations. The transfer or exchange of a debt security will only be made if the security registrar is satisfied with your proof of ownership. (Section 3.04)

      Neither we nor the trustee will be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

•	register the transfer of or exchange any debt security, or portion of a debt security, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

•	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be repaid. (Section 3.04)

Global Debt Securities

      We may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the related prospectus supplement. Global securities will be registered in the name of the depositary or its nominee. Unless a global security is exchanged in whole or in part for debt securities in definitive form, a global security generally may be transferred only as a whole and only to the depositary or to a nominee of the depositary or to a successor depositary or its nominee. (Sections 3.04 and 3.05)

      A general description of global securities arrangements is set forth above under “Legal Ownership of Securities — Global Securities.” The specific terms of the depositary arrangement with respect to any debt securities of a series issued in global form will be described in the prospectus supplement related to such series. We expect that the provisions of the next two paragraphs will apply to all depositary arrangements.

      Upon the issuance of a global security, the depositary or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by the global security to the accounts of institutions that have accounts with the depositary. These institutions are called “participants.” The participant accounts to be credited will be designated by the underwriters or agents for such debt securities or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that interest will be effected only through, records maintained by the depositary or its nominee, or by participants or persons that hold through participants.

      Upon receipt of any payment in respect of a global security, the depositary or its nominee will immediately credit participants’ accounts with amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown in the records of the depositary or its nominee. Payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing instructions and customary practices and will be the responsibility of those participants.

Payment and Paying Agents

      Unless otherwise indicated in the applicable prospectus supplement, payment of any installment of interest on debt securities will be made to the person in whose name the debt security is registered at the close of business on the security register at the record date for such interest. The principal of (and applicable premium, if any, on) any series of debt securities will be payable at the corporate trust office of the trustee, which initially will be One Liberty Plaza, New York, New York 10006; except that, at our option, payment of interest may be made by check mailed to each holder at the holder’s registered address or by wire transfer of funds to each holder at an account maintained within the United States. (Sections 3.01, 3.07 and 10.02)

      If any interest is not punctually paid or provided for on any interest payment date, then interest will stop being payable to the holder on the relevant regular record date and may be paid to the person in whose name the debt security is registered at the close of business on a special record date for the payment of such defaulted interest. A special record date will be fixed by the trustee and notice will be given to the holder of the debt security not more than 15 days and not less than 10 days prior to the special record date. In addition, defaulted interest may be paid at any time in any other lawful manner, all as more completely described in the indenture. (Section 3.06)

      We may appoint one or more paying agents to effect payments in respect of debt securities. We will identify any paying agent for a series of debt securities in the applicable prospectus supplement. We may terminate the appointment of any paying agent at any time, except that we will maintain at least one paying agent in New York City for payments with respect to debt securities of any series payable in U.S. dollars. (Section 10.02)

      All moneys paid to a paying agent in respect of any debt security that remain unclaimed at the end of two years (or such shorter period of time for return of such money to PCS under applicable abandoned property laws) after the relevant amounts shall have become due and payable will be repaid to us. Holders of these debt securities will thereafter look only to us for payment of these amounts. (Section 10.03)

Merger, Consolidation or Sale

      Under the indenture we may amalgamate or consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, provided that:

•	either we will be the continuing entity or the successor entity will be an entity organized and existing under the laws of Canada or any province or territory of Canada or the United States or any State thereof or the District of Columbia, and the successor entity will expressly assume payment of the principal of (and premium, if any) and interest on all of the securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture;

•	immediately after giving effect to such transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, will have occurred and be continuing; and

•	an officer’s certificate and legal opinion covering such conditions will be delivered to the trustee. (Sections 8.01 and 8.04)

Certain Covenants

          Additional Amounts

      Payments made by us under or with respect to the debt securities will be free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge of any nature whatsoever imposed or levied by or on behalf of the Government of Canada or of any province or territory of Canada or by any authority or agency therein or thereof having power to tax, which we refer to as Taxes, unless we are required to withhold or deduct Taxes by law.

      If we are required to withhold or deduct any amount for or on account of Taxes from any payment made with respect to the debt securities, we will pay such additional amounts as may be necessary so that the net amount received by each holder (including additional amounts) after such withholding or deduction will not be less than the amount the holder would have received if the Taxes had not been withheld or deducted; provided that no additional amounts will be payable with respect to certain Taxes specified in the indenture, which we refer to as excluded Taxes. Excluded Taxes include Taxes:

•	that would not have been imposed but for the fact that the payment is made to a holder whom we do not deal with at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time we make such payment;

•	that would not have been imposed but for the existence of any present or former connection between the holder and Canada or any province or any territory of Canada unless the connection is only holding the debt securities or the receipt of payments on the debt securities;

•	that would not have been imposed but for the presentation by the holder of such debt security for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

•	required to be deducted or withheld by any paying agent from a payment on a debt security, if such payment can be made without such deduction or withholding by any other paying agent; or

•	that would not have been imposed but for the failure of the holder to comply with any applicable certification, documentation, information or other reporting requirement concerning the nationality, residence, identity or connection with the taxing jurisdiction of the holder or beneficial owner of such debt security.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

      We will furnish to the holders of the debt securities certified copies of tax receipts evidencing payment by us within 30 days after the date the payment of any Taxes is due.

      At least 30 days prior to each date on which any payment under or with respect to the debt securities is due and payable, if we are obligated to pay additional amounts with respect to such payment, we will deliver to the trustee an officer’s certificate stating the fact that such additional amounts will be payable, the amounts payable and such other information necessary to enable the trustee to pay such additional amounts to holders on the payment date. Wherever in this prospectus or a prospectus supplement we mention the payment of the principal of (or premium, if any) or interest on or any other amount payable under, or in respect of, any debt security of any series, we include the payment of additional amounts to the extent that, in such context, additional amounts are, were or would be payable.

      Our obligation to pay additional amounts if and when due will survive the termination of the indenture and the payment of all amounts under or with respect to the debt securities. (Section 10.06)

          Limitation on Liens

      We may not, and we may not permit any of our subsidiaries to, incur any lien on or with respect to any of our or any of our subsidiaries’ principal property (as this term is defined below) owned on or acquired after the date of the indenture to secure debt without making (or causing such subsidiary to make) effective provision for securing the debt securities equally and ratably with such debt as to such principal property for as long as such debt is so secured. If such debt is subordinate to the debt securities, we must secure the debt securities as to such principal property prior to such debt for so long as such debt is so secured.

      The restrictions on liens will not apply to:

•	liens in respect of debt existing on the date of the indenture;

•	liens on or with respect to property that is not principal property;

•	liens securing only debt securities issued under the indenture;

•	liens in favor of us or any of our subsidiaries;

•	liens on property existing immediately prior to the time of acquisition of such property (and not created in anticipation of the financing of such acquisition);

•	liens to secure debt incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of property used in our business or the business of any of our subsidiaries and subject to such liens, provided that the principal amount of any debt secured by such a lien does not exceed 100% of such purchase price or cost, such lien does not extend to or cover any property other than such property and any such improvements, and such debt is incurred within 12 months of such purchase, construction or improvement;

•	liens on property of a person existing at the time such person is merged with or into or amalgamated or consolidated with us or any of our subsidiaries that were not created in anticipation of the acquisition of such person, provided that such lien does not extend to or cover any property other than that of the person so merged, amalgamated or consolidated;

•	liens on any principal property in favor of a domestic or foreign governmental body to secure partial progress, advance or other payments pursuant to any contract or statute of such governmental body; and

•	liens to secure debt incurred to extend, renew, refinance, replace or refund (or successive extensions, renewals, refinancings, replacements or refundings), in whole or in part, any secured debt existing on the date of the indenture or any debt secured by any lien referred to in the foregoing exceptions, so long as in each such case the lien does not extend to any other property and the debt so secured is not increased other than for reasonable costs related to such extension, renewal, refinancing, replacement or refunding.

      In addition, we and our subsidiaries may incur a lien or liens to secure debt (excluding debt secured by liens permitted under the exceptions listed above) the aggregate amount of which, including attributable debt in respect of sale and leaseback transactions, does not exceed 15% of our consolidated net tangible assets, as such term is defined in the indenture, determined in accordance with Canadian generally accepted accounting principles. We and our subsidiaries may also incur a lien or liens to secure any debt incurred pursuant to a sale and leaseback transaction, without securing the debt securities equally and ratably with or prior to such debt, provided that such sale and leaseback transaction is permitted by the provisions of the indenture described below under “— Limitation on Sale and Leaseback Transactions.” (Section 10.07)

      For purposes of the limitation on liens covenant and the limitation on sale and leaseback transactions covenant, which is described below, the term “principal property” means any real property interest that is held by us or any of our subsidiaries and that has a gross book value exceeding 5% of our consolidated net tangible assets (other than any interest that our board of directors determines is not material to our business), or any of the capital stock or debt securities issued by any of our significant subsidiaries, as such term is defined in the indenture.

Limitation on Sale and Leaseback Transactions

      We may not, and we may not permit any of our subsidiaries to, enter into any sale and leaseback transaction with respect to any principal property (except for a period, including renewals, not exceeding 36 months) unless:

•	at the time of entering into such sale and leaseback transaction, we (or such subsidiary) would be entitled to incur debt, in a principal amount equal to the attributable debt (as this term is defined below) in respect of such sale and leaseback transaction, secured by a lien, without equally and ratably securing the debt securities;

•	we apply (or such subsidiary applies), within 12 months after the sale or transfer, an amount equal to the greater of the net proceeds of the principal property sold pursuant to the sale and leaseback transaction or the fair value (in the opinion of an executive officer of ours) of such principal property to the acquisition of or construction on property used or to be used in the ordinary course of our business or the business of our subsidiary, and we shall have elected to designate such amount as a credit against such sale and leaseback transaction; or

•	subject to the following paragraph, we apply (or such subsidiary applies), within 12 months after the sale or transfer, an amount equal to the net proceeds of the principal property sold pursuant to the sale and leaseback transaction to the voluntary defeasance or retirement of debt, which amount will not be less than the fair value (in the opinion of an executive officer of ours) of such principal property less an amount equal to the principal amount of such debt voluntarily defeased or retired by us or such subsidiary within such 12-month period and not designated as a credit against any other sale and leaseback transaction. (Section 10.08)

      Notwithstanding the foregoing, in no event will we be required to defease or retire, in the aggregate with respect to any and all such sale and leaseback transactions, more than 25% of the original aggregate principal amount of a series of debt securities on or prior to the fifth anniversary of the original issue date thereof. If the aggregate net proceeds that we would be otherwise required to use to defease or retire securities on or prior to the fifth anniversary of the issue date would exceed 25% of the original aggregate principal amount of such series (such excess we refer to as the 25% excess proceeds), then promptly after such fifth anniversary we will defease or retire securities in an amount equal to the 25% excess proceeds. Pending such defeasing or retiring of securities, the 25% excess proceeds will be invested and maintained by us and for our benefit in permitted short-term investments, and we will not distribute such proceeds in respect of our common shares. (Section 10.08)

      For purposes of the limitation on sale and leaseback transactions covenant, the term “attributable debt” means, with respect to any sale and leaseback transaction, the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligations of the lessee under the lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended). For this purpose, “net rental payments” under any lease for any period means the sum of the rental and other payments required to be paid in the period by the lessee, not including, however, any amounts required to be paid by the lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments or similar charges.

Events of Default, Notice and Waiver

      The indenture provides that the following events are events of default with respect to any series of debt securities:

•	default in the payment of interest on, or any additional amount payable in respect of, any debt security of that series when due and payable, and the continuance of that default for 30 days;

•	default in the payment of principal (or premium, if any) of any debt security of that series when due;

•	default in the deposit of any sinking fund payment, when and as due by the terms of any debt security of that series;

•	default in the performance or breach of any other covenant or warranty of PCS contained in the indenture (other than a covenant added to the indenture solely for the benefit of a series of debt securities other than that series), and the continuance of that default or breach for 60 days after written notice by the holders of at least 25% in principal amount of the outstanding debt securities of that series;

•	a default in respect of indebtedness for borrowed money (including obligations under leases required to be capitalized on the balance sheet of the lessee under Canadian GAAP, but not including any indebtedness for which recourse is limited to property purchased) in an aggregate principal amount in excess of $100,000,000 that results in the acceleration of the due date of that indebtedness, without the acceleration having been rescinded or annulled;

•	certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of PCS or any of our significant subsidiaries; and

•	any other event of default provided with respect to that particular series of debt securities. (Section 5.01)

      An event of default with respect to a particular series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.

      We are required to file with the trustee annual officers’ certificates as to the absence of specified defaults under the indenture. (Section 10.05)

      If an event of default with respect to a series of debt securities occurs and is continuing, the trustee will, at the request of holders of not less than 25% in principal amount of the then-outstanding debt securities of the relevant series, declare the principal of, and premium, if any, on, all debt securities of the series to be due and payable, together with accrued interest. (Section 5.02) The indenture provides that, in certain cases, the holders of a majority in principal amount of the then-outstanding debt securities of a series may on behalf of the holders of all debt securities of that series waive any past default or event of default and rescind and annul any such declaration and its consequences. (Section 5.02)

      The trustee may require indemnification from the holders of debt securities of a series before proceeding to exercise any right or power under the indenture at the request of those holders. (Section 6.01) The holders of a majority in principal amount of the then-outstanding debt securities of any series may:

•	direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on it with respect to the debt securities of that series; and

•	take any other action authorized to be taken under the indenture or under applicable law.

However, the trustee may refuse to follow any direction that conflicts with law or the indenture or is unduly prejudicial to the rights of other holders. (Section 5.12)

      No holder will be entitled to pursue any remedy with respect to the indenture unless the trustee fails to act for 60 days after it is given:

•	notice of default by that holder;

•	a written request to enforce the indenture by the holders of not less than 25% in principal amount of all of the then-outstanding debt securities issued under the indenture (treated as a single class); and

•	an indemnity to the trustee, satisfactory to the trustee;

and during this 60-day period the holders of a majority in principal amount of all of the then-outstanding debt securities issued under the indenture (treated as a single class) do not give a direction to the trustee that is inconsistent with the enforcement request. (Section 5.07) These provisions will not prevent any holder of debt securities from enforcing payment of the principal of (and premium, if any) and interest on the debt securities at the relevant due dates. (Section 5.08)

      If an event of default with respect to a series of debt securities occurs and is continuing, the trustee will mail to the holders of those debt securities a notice of the event of default within 90 days after it occurs. However, except in the case of a default in any payment in respect of a series of debt securities, the trustee shall be protected in withholding notice of an event of default if it determines in good faith that this is in the interests of the holders of the relevant debt securities. (Section 6.02)

Modification of the Indenture

      The indenture provides that, in general, we and the trustee may modify the indenture or the rights of the holders of any debt securities so long as we obtain the consent of the holders of not less than a majority in principal amount of the then-outstanding debt securities affected by the modification. The indenture also provides, however, that we may not effect any modification without the consent of each affected holder if that modification would:

•	change the stated maturity of the principal of (or premium, if any) or any installment of interest on any debt security;

•	reduce the principal amount of any debt security, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

•	change the place of payment for any debt security or change the currency in which a debt security is payable;

•	impair the right of any holder to institute suit for the enforcement of any payment on or with respect to any debt security;

•	reduce the percentage in principal amount of outstanding debt securities the consent of whose holders is required for approval of any proposed modification to the indenture or for waivers of certain covenants or defaults under the indenture, or reduce the requirements for quorum or voting; or

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of any debt security. (Section 9.02)

      We and the trustee are permitted to make modifications and amendments to the indenture without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another person to us as obligor under the indenture;

•	to add covenants for any or all series of debt securities or to surrender any of our rights or powers in the indenture;

•	to add events of default for any or all series of debt securities;

•	to add or change any provisions of the indenture to permit or facilitate the issuance of debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form;

•	to change or eliminate any provisions of the indenture, provided that any such change or elimination will become effective only when there are no debt securities outstanding of any series created prior thereto that are entitled to the benefit of such provision;

•	to add guarantees to the securities and guarantors under the indenture or to secure the securities;

•	to establish the form or terms of debt securities of any series;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in the indenture, provided that such action will not adversely affect the interests of holders of debt securities of any series issued under the indenture in any material respect; or

•	to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, provided that such action will not adversely affect the interests of the holders of the debt securities of any series in any material respect. (Section 9.01)

      The indenture contains provisions for convening meetings of the holders of debt securities of a series. (Section 15.01) A meeting may be called at any time by the trustee, and also, upon request, by us or by the holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in the indenture. (Section 15.02) Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the indenture, any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. (Section 15.04)

      Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series whether or not present or represented at the meeting. The quorum at any meeting of the holders of debt securities of a series called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. (Section 15.04)

Discharge, Defeasance and Covenant Defeasance

      We are permitted under the indenture to discharge certain obligations to holders of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity and redemption date, as the case may be. (Section 4.01)

      The indenture provides that we may elect either:

•	to defease and be discharged from all of our obligations with respect to the debt securities of a series (this is known as “defeasance”) (Section 14.02), or

•	to be released from our obligations with respect to the debt securities of a series under the restrictions described under “— Certain Covenants” or, if provided pursuant to the indenture, our obligations under any other covenant, and any omission to comply with such obligations will not constitute an event of default with respect to those debt securities (this is known as “covenant defeasance”) (Section 14.03), in either case upon the irrevocable deposit by us with the trustee, in trust, of an amount, in the currency in which those debt securities are payable at stated maturity, or government obligations, or both, applicable to those debt securities that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on those debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates. (Section 14.04)

      Such a trust will only be permitted to be established if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture. (Section 14.04)

Governing Law

      The indenture and the debt securities will be governed by the laws of the State of New York. (Section 1.12)

Concerning the Trustee

      The Bank of Nova Scotia Trust Company of New York is the trustee under the indenture. An affiliate of the trustee is a lender to us under our syndicated credit facility and also maintains other normal banking relations, including the maintenance of depositary accounts, with us and our subsidiaries.

INCOME TAX CONSIDERATIONS

      The applicable prospectus supplement will describe the principal Canadian federal income tax consequences to an investor who is not resident or deemed to be resident in Canada for purposes of the Income Tax Act (Canada), who is a resident of the United States for purposes of the Canada-United States Income Tax Convention, who deals with us at arm’s length for purposes of the Income Tax Act (Canada) at all times, and who meets certain other requirements, of acquiring, owning and disposing of debt securities, including whether the payment by us of principal (and premium, if any) and interest will be subject to Canadian non-resident withholding tax under the Income Tax Act (Canada).

PLAN OF DISTRIBUTION

      We may sell debt securities described in this prospectus through underwriters, agents or dealers, or directly to a limited number of institutional purchasers or to a single purchaser.

      The accompanying prospectus supplement will identify or describe:

•	any underwriters, agents or dealers;

•	their compensation;

•	the net proceeds to us;

•	the purchase price of the debt securities;

•	the initial public offering price of the debt securities; and

•	any exchange on which the debt securities are to be listed.

      We may designate agents to solicit purchases for the period of their appointment to sell securities on a continuing basis. Unless otherwise indicated in the related prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

      If we use underwriters for a sale of debt securities, the debt securities will be acquired by the underwriters for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the related prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to various conditions, and the underwriters will be obligated to purchase all the debt securities of the series offered if any of the securities of that series are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      Underwriters and agents may from time to time purchase and sell the debt securities described in this prospectus and the relevant prospectus supplement in the secondary market, but are not obligated to do so. No assurance can be given that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the debt securities.

      Underwriters, agents and dealers that participate in the distribution of the securities may be “underwriters” as defined in the Securities Act of 1933, as amended, or the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the debt securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with the underwriters, agents and dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

      The securities described in this prospectus will not be offered or sold to a resident of Canada in contravention of the securities laws of Canada or any province or territory thereof.

      Underwriters, agents and dealers may engage in transactions with us or our subsidiaries, perform services for us or our subsidiaries or be customers of ours or our subsidiaries in the ordinary course of business.

LEGAL MATTERS

      Certain matters involving the laws of the United States will be passed upon for us by Cleary, Gottlieb, Steen & Hamilton, our United States counsel, and certain matters involving the laws of Canada will be passed upon for us by Stikeman Elliott, our Canadian counsel. Certain matters involving the laws of the United States will be passed upon for any underwriters or agents by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

      Our financial statements as of December 31, 2000 and 2001, and for each of the three years in the period ended December 31, 2001, incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part, have been audited by Deloitte & Touche LLP, independent chartered accountants, as stated in their report incorporated by reference herein and therein, and are so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. FEDERAL SECURITIES LAWS

      We are a corporation organized under the laws of Canada. Certain of our directors and executive officers are residents of Canada, and certain of the experts named in this prospectus are residents of Canada. Substantial portions of our assets and of our subsidiaries and such individuals and experts are located outside of the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon such persons within the United States in connection with matters arising under the United States federal securities laws or to enforce against them in United States courts judgments of United States courts predicated upon the civil liability provisions of the United States federal securities laws. There is some doubt as to the enforceability in Canada in original actions, or in actions for enforcement of judgments of United States courts, of civil liabilities predicated upon the United States federal securities laws. In addition, awards for punitive damages in actions brought in the United States or elsewhere may be unenforceable in Canada.

(This page intentionally left blank)